MINING OPTION AGREEMENT
AMENDED

(Santa Rita Property)

THIS AMENDED MINING OPTION AGREEMENT made as of May 16, 2011 amends and replaces in its entirety the mining option agreement dated October 30, 2010 between Hans Peter Flueck and Coastal Pacific Mining Corp.  (the “Agreement”);

BY AND BETWEEN:

Hans Peter Flueck, an individual having an address of 18912-121st Ave., Edmonton, Alberta, (facsimile: 780,454-0934);
 (the “ Optionor”)

OF THE FIRST PART

AND:

COASTAL PACIFIC MINING CORP., a Canadian corporation, of 927 Drury Ave N.E., Calgary, Alberta  T2E 0M3(facsimile : 403-313-5449)
 (the “Optionee”)

OF THE SECOND PART

AND:

RIMPAGO COMPANY LIMITED PERU S.A.C., a Peruvian corporation, of Av. Santa Cruz No. 937, Miraflores, Lima, Peru
                                 (the “Trustee”)

OF THE THIRD PART

(collectively referred to as the “Parties”)

BACKGROUND

A.	The Optionor is the beneficial owner of the claims comprising the Property.

B.	The Trustee is the Trustee appointed to act on behalf of the Optionor, and holds title to certain of the claims, more particularly described on Schedule A appended hereto for the Optionor.

C.	The Optionee wishes to option the Property from the Optionor.

D.
The Trustee has agreed to hold the Property in trust as directed by the Optionor and Optionee collectively to abide by all of the terms of the Amended Mining Option Agreement (the “Agreement”) in regards to the Property.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree each with the other as follows:

1. Interpretation

1.1. Definitions.  In this Agreement:

(a)
“Acts” means all legislation, as amended from time to time, of the jurisdiction in which the Property is located, applicable to the Property, including title to, and Mining Operations on, the Property.

(b)	“Affiliate” has the meaning set out in the Canada Business Corporations Act, as amended from time to time.

(c)	“Agreement” means this agreement, including the recitals, and schedules, all as amended, supplemented or restated from time to time.

(d)
“AMI” means the area outlined in this Agreement, the Operating Agreement or the Schedules hereto and shall constitute an Area of Mutual Interest, between the Optionor, the Trustee and any Operator and the Optionee which shall remain in force and effect for the term of  this Agreement, the Operating Agreement or the Joint Venture Agreement which may survive this Agreement.

(e)	“Approval Date” means the date which is the first Business Day after all the applicable Regulatory Authorities have issued their Regulatory Approvals.

(f)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Alberta, Canada.

(g)	“Effective Date” means November 1, 2010.

(h)	“Encumbrances” means security interests, liens, royalties, charges, mortgages, pledges and encumbrances of any nature or kind whatsoever, whether written or oral, direct or indirect.

(i)
 “Expenditures” means all costs, expenses and charges, direct or indirect, of or incidental to the Mining Operations incurred by the Optionee, which costs, expenses and charges shall be determined in accordance with the Optionee’s accounting practices applicable from time to time to the extent that those practices are consistent with Canadian generally accepted accounting principles.

(j)
“Government” means any federal, provincial, regional, municipal or other government, governmental department, regulatory authority, commission, board, bureau, agency or instrumentality that have lawful authority to regulate or administer or govern a business, property or affairs of any person, and for the purposes of this Agreement also includes any corporation or other entity owned or controlled by any of the foregoing and any stock exchange in which shares of a party are listed for trading.

(k)	“MDU” means map designated unit.

(l)	“Minerals” means the end products produced or derived from operating the Property as a mine.

(m)
“Mining Operations” means every kind of work done on or in respect of the Property or the Minerals derived from the Property during the Option Period by or under the direction of the Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, assaying, prospecting, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, reclaiming and all other work usually considered to be prospecting, exploration, development, mining and reclamation work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work.

(n)	“Operator” shall be the Optionee, who may appoint a designated party to undertake its duties and has the meaning as set out in Schedule “B” appended hereto.

(o)	“Option” has the meaning set out in Section 3.1 of this Agreement.

(p)
“Option Period” means the period commencing on the Effective Date and ending on the earlier of November 1, 2012, and the date on which the Option is terminated or lapses in accordance with this Agreement.

(q)	“Payment Shares” means a total of 5,000,000 common shares in the capital stock of the Optionee, payable pursuant to the terms of this Agreement.

(r)	“Permitted Encumbrance” means

(i)
easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electrical light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(ii)
the right reserved to or vested in any Government or Regulatory Authority or other public authority by the terms of any or by any statutory provision, to terminate, revoke or forfeit any of the lease or mining claims or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)
rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate in any manner, and all applicable laws, rules and orders of any governmental authority;

the reservations, limitations, provisos and conditions in any original grants from the Crown or interests therein and statutory exceptions to title.

(iv)
“Property” means all of the subject claims in the District of Acobambilla, in the Republic of Peru more particularly described in Scheduled “A” attached hereto, and, when the context so implies, the lands and premises subject thereto, and includes any replacement or successor permit or claims, and all mining leases and other mining interests derived from any such permit covering the same area of land.

(s)	“Regulatory Authorities” means any and all securities regulatory authorities having jurisdiction over this Agreement and the transactions contemplated herein.

1.2. Headings.  The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and includes any variation or amendment hereto from time to time and any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3. Legislation.  Any reference to a provision in any legislation is a reference to that provision as now enacted, and as amended, re-enacted or replaced from time to time, and in the event of such amendment, re-enactment or replacement of any reference to that provision shall be read as referring to such amended, re-enacted or replaced provision.

1.4. Extended Meanings.  In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. All references to mineral claims shall include map designated units.

1.5. Currency.  All references to currency herein are to lawful money of the United States, unless otherwise specified.

1.6. Non-Merger. The provisions contained in this Agreement shall survive the Effective Date and the completion of the transactions contemplated by this Agreement and shall not merge in any conveyance, transfer, assignment, novation agreement or other document or instrument delivered pursuant hereto or in connection herewith.

1.7. Construction Clause. This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

1.8. No partnership. Nothing contained in this Agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

2. Representations, Warranties and Covenants

2.1. Representations, Warranties and Covenants of the Optionor and the Trustee.  The Optionor and the Trustee represent, warrant and covenant to the Optionee that:

(a)	the Optionor is domiciled at the address set forth beside his name on the first page of this Agreement;

(b)
the Trustee is a corporation duly incorporated, organized and subsisting under the laws of Peru, with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Property is located;

(c)
the Optionor and the Trustee have good and sufficient authority to enter into and deliver this Agreement and to transfer its legal and beneficial interest in the Property as required under this Agreement to the Optionee;

(d)
there is no contract, option or any other right of another form binding upon the Optionor or the Trustee to option, sell, transfer, assign, pledge, charge, mortgage, explore or in any other way option, dispose of or encumber all or part of the Property or any portion thereof or interest therein other than pursuant to the provisions of this Agreement;

(e)
the execution, delivery and performance of this Agreement by the Optionor and the Trustee, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any agreements in regard to the property entered into by the Optionor and the

Trustee; (ii) violate or conflict with any term or provision of any order of any court, Government or Regulatory Authority or any law or regulation of any jurisdiction in which the Optionor’s or the Trustee’s business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(f)
the Optionor is the registered and beneficial owner of 100% of the right, title and working interest in and to the Property, which, to the best of the Optionor’s knowledge without having made any inquiries, is free and clear of all Encumbrances except for those Permitted Encumbrances and save for encumbrances as disclosed by the Optionor to the Optionee or agreed to be assumed by the Optionee on terms that would be mutually agreeable to the Parties;

(g)
the Trustee holds for the Optionor as registered owner, the right and title to 100% of the working interest in and to those claims comprising the Property more particularly described in Schedule ‘A’ hereto;

(h)
the Property is properly and accurately described in Schedule “A” hereto and is in good standing under the laws of the jurisdiction in which the Property is located up to and including at least the expiry dates set forth in Schedule “A”;

(i)	the Optionor is not a non-resident for the purposes of Section 116 of the Income Tax Act [R.S.C. 1985], c.1 (5th supp.), as amended from time to time. ;

(j)
this Agreement has been duly authorized, executed and delivered by the Optionor and the Trustee and constitutes a valid and binding obligation of the Optionor and the Trustee, enforceable against the Optionor and/or the Trustee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought; and

(k)	the Optionor and the Trustee shall, during the Option Period:

(i)	promptly provide the Optionee with any and all notices and correspondence from Government or Regulatory Authorities in respect of the Property;

(ii)
remain in good standing in their respective jurisdictions, and all jurisdictions as required to hold the Property, failure to do so will result in a default under this Agreement and the Optionee shall have the right to register title to the Property to its name to protect its interest in and to the Property;

(iii)	co-operate with the Optionee in obtaining any permits or licences required by authorities in the in which the Property is situated;

(iv)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder; and

2.2. Representations, Warranties and Covenants of the Optionee.  The Optionee represents, warrants and covenants to the Optionor that:

(a)
the Optionee is a corporation duly incorporated, organized and subsisting under the laws of Alberta with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Property is located;

(b)
the Optionee has all necessary power and authority to own or lease its assets and carry on its business as presently carried on, to carry out its obligations herein and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)
the execution, delivery and performance of this Agreement by the Optionee, and the consummation of the transactions herein contemplated will not (i) violate or conflict with any term or provision of any of the articles, by-laws or other constating documents of the Optionee; (ii) violate or conflict with any term or provision of any order of any court, Government or Regulatory Authority or any law or regulation of any jurisdiction in which the Optionee’s business is carried on; or (iii) conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(d)
this Agreement has been duly authorized, executed and delivered by the Optionee and constitutes a valid and binding obligation of the Optionee enforceable against the Optionee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

(e)
the Optionee shall promptly apply for and use it reasonable best efforts to obtain all approvals, orders or acceptances required in connection with this Agreement, including, but not limited to those required by the Exchange, any Government or Regulatory Authorities, the shareholders of the Optionee and the Agency; and the Optionee shall deliver to the Optionor copies of all such approvals, orders and acceptances, as the case may be, forthwith upon receipt of them by the Optionee; and

(f)	the Optionee shall, during the Option Period:

(i)	promptly provide the Optionor and the Trustee with any and all notices and correspondence from Government or Regulatory Authorities in respect of the Property;

(ii)	issue the Payment Shares in a timely manner in accordance with this Agreement;

(iii)	co-operate with the Optionor and Trustee in obtaining any permits or licences required by authorities in the regions which have authorization over the Property;

(iv)	deliver to the Optionor, from time to time, copies of any and all geological reports and assay results that pertain to the Property, within thirty (30) days of receipt of the aforementioned data;

(v)	not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionor hereunder; and

(vi)	maintain its corporate existence.

2.3. Reliance and Survival.  The representations, warranties and acknowledgements set out in this Section 2 have been relied on by the parties in entering into this Agreement.  All representations and warranties made herein will survive the delivery of this Agreement to the parties and the completion of the transactions contemplated hereby and, notwithstanding such completion, will continue in full force and effect for the benefit of the parties to whom they are provided, as the case may be, indefinitely.

3. Grant of Option

3.1. Grant of Option. The Optionor grants to the Optionee an exclusive option (the “Option”) with respect to the Property, for the period commencing on the Effective Date and expiring on  November 1, 2012, subject to Sections 3.7 and 5 herein, to acquire an undivided fifty (50) percent interest in and to the Property. This right may be exercised in the manner referred to in Section 9.

3.2. Consideration. In consideration of the grant of the Option, the Optionee shall issue to the Optionor the cash payments and the Payment Shares as follows:

(i)	$50,000 cash payment and a total of 1,000,000 Payment Shares upon execution of this Agreement;

(ii)	$100,000 cash payment two months from the Effective Date of this Agreement;

(iii)	$175,000 cash payment on or before October 30, 2011 and a total of 2,000,000 Payment Shares twelve (12) months from the Effective Date of this Agreement;

(iv)	$175,000.00 cash payment on or before October 30, 2012 and a total of 2,000,000 Payment Shares twenty-four (24) months from the Effective Date of this Agreement.

 The Payment Shares shall be issued as fully paid and non-assessable, free and clear of all Encumbrances except for any resale restrictions under applicable securities laws.
3.3. Working Right. During the Option Period, the Optionee shall have the exclusive working right on the Property, and to permit any other person or persons as it may in its sole discretion decide to, enter on and conduct the Mining Operations on the Property as the Optionee in its sole discretion may decide. The Optionee shall have quiet and exclusive possession during the Option Period with full power and authority to the Optionee, its servants, agents, workers or contractors, to carry on Mining Operations in searching for minerals in such manner as the Optionee in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as the Optionee shall deem necessary and proper and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. The Optionee shall conduct all Mining Operations in a careful and miner-like manner and in compliance in all material respects with all Acts, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders, guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Property.

3.4. Maintenance of the Option.  In order to maintain in force the Option granted to it, and to exercise the Option, the Optionee must:

(a)	incur Expenditures in an aggregate amount of $3,000,000 as follows:

(i)	subject to section 3.6 herein, at least $1,500,000 before September 30, 2012, of ;

(ii)	at least an additional $1,500,000 before April 30, 2013.

(b)
the Optionor and Optionee agree that the cash consideration as detailed in Section 3.2 above shall form a part of the $3,000,000 of expenditures and any funds paid to the Optionor as cash consideration under Section 3.2 shall be allocated to the required expenditures in the respective periods in which they are paid and shall reduce the required expenditures under 3.4 (a) respectively.

(c)
 during the Option Period, keep the Property in good standing by paying all taxes, assessments and other charges and by doing all other acts and things that may be necessary in that regard., which payments shall be made from the Expenditures as detailed in 3.4(a) above.

Subject to section 3.6 herein, if the incurred Expenditures are less than the required Expenditures as per Section 3.4, the Optionee must pay to the Optionor an amount equal to the difference between the required Expenditures and the Expenditures actually incurred by the Optionee (the “Shortfall Payment”)  by certified cheque by the respective dates specified in all of Section 3.4  in order to maintain the Option, in addition to the payment of an administration fee equal to five (5) percent of the Shortfall Payment.

3.5 Lapse or acceleration of Option. In addition to the provisions of termination set out in Section 5 herein, the Optionee may let the working right and Option lapse by failing to incur Expenditures or perform any of the obligations set out in Section 3.4, provided only that the Optionee’s obligations under Section 5.3 are satisfied.  Further, the Optionee may accelerate any or all of the Expenditures.

3.6 Earned Interest.  Upon the required cash and stock payments and the completion of the first year exploration program and paid cash consideration totaling the amount of $1,500,000, the Optionee shall earn an irrevocable twenty-five percent (25%) interest in and to the Property.

3.7 Agency. Subject to and in accordance with this Agreement and Schedules “B” and “C”, the Optionor hereby irrevocably appoints the Optionee or his agreed to assignee to conduct the Mining Operations contemplated by this Agreement as agent for the Optionor.  For greater certainty, the Optionee shall remain liable as principal under this Agreement, notwithstanding the appointment of an agent for the purpose of conducting the Mining Operations.

4. Optionee Conduct

4.1. Maintenance of Property. During the Option Period, the Optionee shall carry out sufficient assessment work to maintain the Property in good standing and pay all taxes, assessments and other charges lawfully levied or assessed against the Property from the Effective Date, which expenditures shall be covered in the Expenditures defined in 3.4(a) above. The Optionor shall transmit promptly to the Optionee any notices pertaining to the taxes, assessments and other charges.

4.2. Abandonment. The Optionee may at any time, during the Option Period, abandon any one or more of the claims which comprise the Property. The Optionee shall give the Optionor notice in writing of any abandonment. If any of the claims comprising the Property are abandoned (including the termination of this Option Agreement without the Optionee having exercised the Option), the Optionee will retransfer such claims to the Optionor (if they are then in the name of the Optionee), which shall be in good standing for a period of at least ninety days from the notice of abandonment.

4.3. Assessments. The Optionee shall, during the Option Period, in consultation with the Optionor, file, in whole or in part, the assessment credits as may become available from Mining Operations conducted on the Property during the Option Period. If the Optionee and Optionor do not agree on the assessment credits to be filed, the Optionee's decision shall prevail.

4.4. Insurance.

(a)
The Optionee shall provide, maintain and pay for the following insurance which costs shall be covered in the Expenditures defined in 3.4(a) above.  Said insurance shall be placed with an insurance company or companies and in a form as may be acceptable to the Optionor:

(i)
comprehensive general liability insurance protecting the Optionee and Optionor and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Optionee and Optionor under this Agreement, including coverage for liability arising out of products, whether manufactured or supplied by the Optionee and Optionor, completed operations, contingent employer's liability and contractual liability, and

(ii)
automobile insurance on the Optionee's owned and non-owned vehicles, if any, protecting the Optionee and its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of the Optionee and Optionor under this Agreement.

(b)	Each policy of insurance contemplated in this Section shall:

(i)	be in an amount acceptable to the Optionor and in any event not less than $1,000,000 inclusive of any one occurrence;

(ii)	and the policy of insurance referred to in Section 4.4(a)(i) shall:

1.	include a standard form of cross-liability clause;

2.	contain a clause waiving the insurer's right of subrogation against the Optionor; and

3.	indicate that the insurer will give the Optionor thirty days' prior written notice of cancellation or termination of the coverage.

(c)	The Optionee shall provide the Optionor with such evidence of insurance as the Optionor may request.

4.5. Access. The Optionee shall, during the Option Period, submit to the Optionor periodic progress reports of Mining Operations completed on the Property, which reports shall be submitted not less than quarterly on an annual basis and shall provide the Optionor with access to all records, data and information relating to the Property which is in the possession of the Optionee. The Optionor may, at its own risk and expense and at reasonable times agreed to by the Optionee, enter on the Property and examine the Mining Operations; provided, that the Optionor will not, in the opinion of the Optionee, interfere with it.

4.6. Environmental Matters. During the Option Period, the Optionee shall:

(a)
receive, handle, use, store, treat, ship and dispose of any and all environmental contaminants (as established from time to time by applicable legislation or regulation or by-law) in strict compliance with all applicable environmental, health or safety laws, regulations, order or approvals; and will remove prior to the lapse or termination of the Option, from and off the Property all environmental contaminants.

(b)
not release into the environment, or deposit, discharge, place, or dispose of at, on or near the Property any hazardous or toxic materials, substances, pollutants, contaminants or wastes as a result of the mining operations conducted by it; and

(c)	not use the Property, not permit any other person to use the Property as a landfill or waste disposal site.

4.7. Environmental assessment. Whenever  requested by the Optionor, the Optionee shall provide the Optionor with access, during reasonable business hours and on reasonable prior notice, to the Property for the purpose of conducting an environmental assessment of the Property, provided that the assessment is conducted in a manner that will not unreasonably interfere with the Optionee’s operations. The environmental assessment shall be at the Optionor’s sole expense. If the environmental assessment conducted by the Optionor reveals any release of hazardous substances on or under the Property that, in the opinion of the Optionor acting reasonably and  which under the laws of the jurisdiction would be defined as requiring remedial measures, , occurred after the date hereof, then the Optionor may give written notice to the Optionee of remedial measures as the Optionor may consider necessary, based on the results of the environmental assessment and which under the laws of the jurisdiction are required to have remedial action. The  Optionee shall, at its expense, promptly undertake such remedial measures. If the Optionee fails to undertake diligently the remedial measures specified by the Optionor within 60 days of the receipt of notice, the Optionor may immediately terminate the Option.

5. Termination

5.1. Termination. The Option and this Agreement shall automatically terminate and be of no force and effect if, during the Option Period:

(a)
With the exception of a default under Section 5.1(b) herein, the Optionee is in default in any material respect of any term or condition of this Agreement and fails to cure such default within thirty (30) Business Days of receiving notice from the Optionor specifying the particulars of such default;

(b)	the Optionee fails to incur all of the Expenditures within the time periods set out herein;

(c)
the Optionee fails to carry out the assessment work or pay the taxes, assessments and other charges described in Section 3.4 and fails to cure such default within 30 days of receiving notice from the Optionor specifying the particulars of such default;

(d)	the Optionee fails to make the Exploration Program Advances as set out in this Agreement; or

(e)	the Optionee fails to file the required assessment credits in respect of the Mining Operations in a timely manner, as prescribed herein and by the jurisdiction to which fees must be paid.

5.2. Any termination under this Section shall occur automatically, without any further action by the Optionor. The lapse of the Option pursuant to this Section shall not have the effect of forfeiting, terminating or waiving in any respect the Optionee’s obligation to issue to the Optionor the Payment Shares in full earned through to the time of the termination.

5.3. Surrender of Rights.  Subject to Section 5.4, the Optionee may at any time during the Option Period give the Optionor written notice of its intentions to surrender all of its rights hereunder, whereupon the Option and this Agreement shall terminate and the working right herein shall lapse.

5.4. Obligations on Termination.  Notwithstanding any other provisions of this Agreement, in the event of lapse, termination or surrender of the Option and termination of this Agreement, the Optionee shall:

(a)
ensure that any claims or map designated units comprising the Property are in good standing for a period of at least 90 days from the lapse, termination or surrender of the Option and/or this Agreement, as the case may be, and upon request of the Optionor, retransfer the Property to the Optionor (if it is then in the name of the Optionor) free and clear of all Encumbrances;

(b)
ensure that the Property is in at least the same state concerning environmental and hazardous conditions as the Property was on the date of this Agreement and that it is free and clear of all liens, claims and encumbrances that may have been created by the Optionee;

(c)
thereupon the requirement to issue the balance of any Payment Shares to be issued thereafter, and pay any amounts payable thereafter, in each case pursuant to Section 3.2 shall no longer have any cause or effect;

(d)
deliver to the Optionor any and all reports, maps, assessment reports and maps, samples, assay results, drill cores, data and other information of any kind whatsoever pertaining to the Property or related to Mining Operations which have not been previously delivered to the Optionor;

(e)
remove all materials supplies and equipment from the Property; provided however, that the Optionee may retain ore and, at the cost of the Optionee, dispose of any such materials, supplies or equipment not removed from the Property within 90 days of receipt of such notice by the Optionee; and

(f)	not engage in any form of conduct, or make any statements or representations that disparage or may disparage or otherwise harm the Optionor’s reputation, good will or commercial interest.

5.5. Survival of provisions. The Optionee and Optionor shall remain liable to one another for all claims, matters, demands and causes of action arising prior to the termination of this Agreement that relate in any way to the provisions of this Agreement, and in particular, without limiting the generality of the foregoing, the provisions of Section 6 and section 3.2 of this Agreement shall survive any termination of this Agreement.

6. Indemnification

6.1. Indemnity.

(a)
The Optionee shall and does hereby indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted by or on behalf of the Optionee after the date hereof; provided that the Optionor shall not be indemnified for any loss, liability, claim, demand, damage, expense, suit, injury or death resulting from the negligence or wilful misconduct of the Optionor or its employees, agents or contractors. For further clarity, the parties intend that the Optionee shall be responsible for all liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the Option Period, relating to or arising out of:

(i)	the conduct of activities in, on or under the Property;

(ii)	the environmental protection, clean-up, remediation, and reclamation of the Property including, but not limited to, the obligations and liabilities arising out of or related to:

1.	the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

2.
any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities;

3.
any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property; and

4.
the long-term reclamation and remediation of the Property and the care and monitoring of the Property, and the posting and maintaining of bonds or other financial assurances required in connection therewith.

(b)
Each party hereto shall indemnify and save harmless the other, as well as its officers, directors and shareholders, from and against any and all claims, losses, liabilities, damages, fees, fines, penalties, interests, deficiencies, costs and expenses, of any nature or kind whatsoever (collectively, the “Claims”), arising by virtue or in respect of any breach of covenant contained herein or failure to comply with any provision herein, or any inaccuracy, misstatement, misrepresentation or omission made by such party in connection with any matter set out herein, and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses related or incidental thereto.

(c)
Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

(d)
No investigation made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto.  No waiver by either of the parties hereto of any condition herein, in whole or in part, shall operate as a waiver of any other condition herein.

7. Force majeure

7.1. Force majeure. Notwithstanding anything contained in this Agreement to the contrary, if any party is prevented from or delayed in performing any obligation under this Agreement and failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances then, subject to Section 7.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of the total period.

7.2. Notice. Any party claiming suspension of its obligations shall promptly notify the other party to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the notice in so far as it is reasonably able so to do and as soon as possible; provided, that the terms of settlement of any labour disturbance or dispute, strike or lock-out shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any labour disturbance or dispute, strike or lock-out solely to remedy or remove the force majeure thereby constituted.

7.3. Extension. The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Optionee from its obligations to keep the Property in good standing, and to issue the Payment Shares within the prescribed periods.

8. Financial Reporting

8.1. Audit. An audit shall be prepared annually by the Optionee.  Each annual audit shall be final and not subject to adjustment unless the Optionor delivers to the Optionee written exceptions in reasonable detail within six months after the Optionor receives the report.  The Optionor shall not have access to any books and records of the Optionee.  The audit shall be conducted by a chartered or certified public accountant of recognized standing.  The Optionee shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the Report.  A copy of the Optionor’s report shall be delivered to the Optionee upon completion, and any discrepancy between the amount actually paid by the Optionee and the amount which should have been paid according to the Optionor’s report shall be paid in a timely manner, one party to the other.  If the discrepancy requires a payment to the Optionor of an amount in excess of 10% of the amount which was paid to the Optionor for the audited period, the entire cost of the audit shall be borne by the Optionee, and the Optionee shall reimburse the Optionor accordingly; otherwise, the Optionor shall bear the entire cost of the audit.

8.2. No restriction on staking.  Nothing contained in this Agreement shall have the effect of restricting in any way the entitlement of the Optionor, the Optionee and the Trustee to stake or otherwise acquire, directly or indirectly, interests and rights in MDUs and mining claims, and licenses, leases, grants, concessions, permits and patents relating to a mineral property. However, any mineral properties shall be subject to the AMI as defined herein.

9. Formation of Joint Venture

9.1. Option Exercise. If the Optionee has made the payments and issued the Payment Shares referred to in Section 3.2 and incurred the Expenditures referred to in Section 3.4, all within the prescribed periods, and filed the required assessment credits as contemplated herein, then the Optionee has the right, by giving written notice to the Optionor on or before November 1, 2012, to become the owner of a 50% undivided interest in all or that part(s) of the Property as the Optionee may elect.

9.2. Joint Venture. If the Optionee exercises its right under Section 9.1, and becomes the owner of a 50% undivided interest in the Property, the Optionee and Optionor shall be deemed conclusively without executing any further agreement, to have formed a joint venture (the “Joint Venture”) for the purposes of further exploring the Property and, if deemed warranted, of developing, constructing and operating a mine on the Property or a part of it and marketing the Minerals derived therefrom all according to the terms and conditions contained in a joint venture agreement in the form as attached hereto as Schedule ‘D’ (the “Joint Venture Agreement”).  The Joint Venture Agreement shall govern the subsequent relationship of the Optionee and Optionor in all subsequent Mining Operations on the Property. Each party shall use its reasonable best efforts to execute and deliver to the other, promptly after the Optionee exercises its right under Section 9.1, a Joint Venture Agreement.

9.3. Initial interests and expenditures. On the date of formation of the Joint Venture the parties shall, for purposes of the Joint Venture Agreement, be deemed to have the following initial interest and to have incurred, as prior exploration costs, moneys under this Option Agreement in the amounts as  follows:

	Undivided Interest	Deemed Expenditures
Optionee	50%	$1,500,000
Optionor	50%	$1,500,000

9.4. Title to Property. The title to the Property shall be recorded on the formation of the Joint Venture in each of the names of the Optionor and Optionee as to their respective undivided interests

10. Notices & Payments

10.1. Notice.  Any demand, notice or other communication (the “Notice”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or facsimile addressed to the recipient at the addresses or facsimile numbers of the parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by any party to the other.  Any Notice made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, and if made or given by facsimile, on the day, other than a day which is not a Business Day, following the day it was sent.

10.2. Payments.  Payments hereunder shall be made addressed to the recipient at the addresses of the recipient parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by the recipient party in accordance with Section 10.1.  If any payment herein becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

11. Public Announcements

11.1. Public Announcements.  The Optionee shall not, without the prior consent of the Optionor, make any disclosure regarding the existence, purpose, scope, content, terms or conditions of this Agreement or other agreements relating thereto save to the extent such disclosure comprises information substantially already publicly available or unless it is necessary for any party to make such disclosure in order to comply with a statutory obligation or the requirements of a competent government or statutory agency or Regulatory Authority; provided that, where practicable, a copy of any proposed announcement or statement shall be furnished to the Optionor in advance of the proposed date of publication, and the Optionee shall make every reasonable effort to incorporate the Optionor’s comments prior to dissemination.

12. General Provisions

12.1. Entire Agreement.  This Agreement, including all the Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein. Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

13. Authority.   Each party represents and warrants to the other party that it has the authority to enter into this Agreement and that execution and delivery of this Agreement has been duly approved by resolution of the board of directors.  Each individual (the “Authorized Signatory”) executing this Agreement on behalf of each party represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said party.

13.1. Assignment of Interest.  The Optionee and the Optionor agree that each of them shall cooperate as required to raise the funds as required to be paid under Section 3.4 of this Agreement to be raised by the Optionee with the understanding that each of the Optionee and the Optionor shall agree to Option to an independent third party, mutually acceptable to the Optionee and Optionor, such acceptance not to be unreasonably withheld, an interest not to exceed  fifty-two (52) percent of the rights and title to the Property, such that the Optionor and Optionee shall each maintain a twenty-four (24) percent interest in and to the Property subject to the Joint Venture agreement appended as a Schedule hereto.  In any other instance, the  Optionee may not sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Option Agreement without the prior written consent of the Optionor, which consent may not be unreasonably withheld.

13.2. First Right of Refusal.  The Optionor shall grant to the Optionee the first right of refusal to purchase or option the Optionor’s interest in the Property on terms which shall have been offered by any third party.  The Optionor shall notice Optionee of his intent to sell and the Optionee shall have 30 days to meet the terms of agreement to sell and to pay any consideration required thereunder.

13.3. Right to Purchase.  In the event of Optionor’s death, the Optionee shall have the right to purchase at fair market value, based on an independent third party appraisal, the Optionor’s interest and rights to the Property.

13.4. Encumbrances. During the Option Period, neither the Optionor nor the Optionee shall grant an Encumbrance, other than a Permitted Encumbrance, in their respective interest in the Property.

13.5. Confidentiality of information. During the Option Period, the Optionee shall keep all information and data concerning or derived from the Mining Operations confidential and, except to the extent required by law, regulation or policy of any Regulatory Authority, or in connection with the filing of an annual information form or a prospectus by the Optionee or any of its Affiliates, no information derived from the Mining Operations shall be disclosed to any person other than an Affiliate without the prior consent of the Optionor, which consent shall not unreasonably be withheld or delayed. Each party shall, where practicable, use reasonable commercial efforts to cause the text of any news releases or other public statements which a party desires to make with respect to the Property to be made available to the other party prior to publication and the other party shall have the right to make suggestions for changes therein.

13.6. Waiver.  The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

13.7. Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.8. Further Assurances.  The parties hereto shall from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

13.9. Time.  Time shall be of the essence of this Agreement.

13.10. Expenses. Each party shall be responsible for its own expenses in connection with negotiating and settling this Agreement.

13.11. Amendment.  This Agreement may be amended or varied only by agreement in writing signed by each of the parties.

13.12. Arbitration.

(a)
If there is a dispute between the parties with respect to this Agreement, or the interpretation of this Agreement, the Optionee and the Optionor shall, firstly, be obligated to use best efforts to reconcile and settle each and every dispute.  In the event that a settlement or agreement cannot be reached between the parties, the aggrieved party (“Claimant”) shall, pursuant to Section 10.1 herein, deliver an arbitration notice (“Arbitration Notice”) to the other party (the “Respondent”) detailing the nature of the dispute, the facts and the relevant evidence.  Within 7 days that the Respondent receives the Arbitration Notice, each of the Claimant and the Respondent shall appoint a nominee.  The two nominees so appointed shall, within 21 days of the date of the Arbitration Notice, in turn select a single arbitrator (the “Arbitrator”) to settle all matters arising from the dispute.  In the event that either the Claimant or Respondent, or their selected nominees, fail to appoint the Arbitrator within the prescribed periods, the party in default of the time provisions shall automatically accept the arbitrator selected by the party not in default, as being the Arbitrator to settle all matters arising from the dispute.

(b)
The Claimant shall deposit with the Arbitrator a full and complete formal statement of claim, which shall not be subject to amendment at any time during the arbitration process unless otherwise permitted by the Arbitrator, within 30 days of the date that the Arbitrator was selected.  Unless otherwise required by the Regulatory Authorities, neither the Claimant nor the Respondent shall announce publicly the alleged claims or dispute until such time as a formal statement of claim has been deposited with the Arbitrator.

(c)
Each of the Claimant and the Respondent shall jointly instruct the Arbitrator to create an arbitration protocol in a timely manner dealing with the timing and procedures (including security for costs) of all matters that are subject to the dispute, taking into consideration: (i) the fact that each of the Claimant and the Respondent are reporting issuers, as that term is described in applicable securities legislation, and; (ii) the seasonality of the Mining Operations and what correlative effects the process may have on logistics.

(d)
The award made by the Arbitrator shall be final and binding upon the parties, and shall in all respects be kept and observed.  The Arbitrator shall have the authority to award and direct that the parties, or either of them, execute and deliver such releases, conveyances, deeds, assurances and other documents as the Arbitrator thinks fit, and these releases, conveyances, deeds, assurances and other documents shall be executed and delivered accordingly

(e)
All costs of the arbitral proceedings shall be in the discretion of the Arbitrator who may direct to and by whom, and in what manner, (including allocation between the parties) the costs or any part of them shall be paid, it being the intention of the parties that the first principle in the exercise of the Arbitrator’s discretion shall be that the costs of the arbitral proceedings shall follow the event of the award.  The costs of the arbitral proceedings and the award shall include, but not be limited to, the sum of (i) the Arbitrator’s fees and applicable taxes, (ii) all actual, reasonable legal fees and disbursements of the Arbitrator and the parties to the dispute, and (iii) a sum equal to the product of $200 multiplied by the number of days in the period commencing on the date that is 90 days prior to the date of the arbitral hearing (or trial) and ending on the last date of such hearing or trial.

(f)
The Arbitrator may proceed ex parte in case either party, or any of their witnesses, shall at any time neglect or refuse to attend the arbitration proceedings after 7 days’ notice in writing under the hand of the Arbitrator given to each party or to the parties’ solicitor, unless the party, prior to the time fixed to attend, presents to the Arbitrator what the latter considers sufficient cause for failure to attend.

(g)
The Arbitrator and any nominee under Subsection 12.11(a) must be a resident of Alberta and  either of a practising notary, lawyer, advocate, accountant, professor, in the province of Alberta, or a retired justice of any of the courts of Alberta.  An Arbitrator selected outside of the jurisdiction of Alberta may only be effective if agreed to in writing by each of the Claimant and the Respondent. The language to be used in the arbitral proceedings shall be English.

(h)	Any award made by the Arbitrator may, at the instance of either of the parties to the dispute and without notice to the other of them, be made an Order of the Superior Court of Alberta.

13.13. Governing Law and Attornment.  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta, judicial district of the city of Calgary.  For the purpose of all legal proceedings, this Agreement shall be deemed to have been executed in the Province of Alberta and the courts of the Province of Alberta shall have exclusive jurisdiction to entertain any action arising under this Agreement

13.14. Language.  It is the express wish of the parties hereto that this Agreement and all documents contemplated hereby shall be drawn up in English and all reports, accountings, and any other related documents shall be provided by the respective party to the other in English.

13.15. Counterparts.  This Agreement may be executed by facsimile and in as many counterparts as are necessary and shall be binding on each party when each party hereto has signed and delivered one such counterpart.  When a counterpart of this Agreement has been executed by each party, all counterparts together shall constitute one agreement.

THE PARTIES, intending to be contractually bound, have entered into this Agreement as of the date set out on the first page.

HANS PETER FLUECK By: (Authorized Signatory)	c/s
COASTAL PACIFIC MINING CORP. By: (Authorized Signatory)	c/s

RIMPAGO COMPANY LIMITED PERU S.A.C. By: (Authorized Signatory)	c/s

SCHEDULE “A”

To an Agreement made as of October 30, 2010 by and between Hans Peter Flueck ,Coastal Pacific Mining Corp., and Rimpago Company Limited Peru S.A.C.

The Optionor is the recorded and beneficial holder of a 100% un-divided interest in certain mining claims situated in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica, in the Republic of Peru; approximately 200 km southeast of Lima.  It is located within the Instituto Geografico Nacional map sheet 26-M CONAYCA.  The Claims are centered on Universal Transverse Mercator coordinate system, Provisional South American Datum 1956, zone 18L, 456480 meters East and 854570 meters North (Santa Rita) and 455500 meters East and 8559740 meters North (Celeste No 3); or geographic coordinate system 75°24’ 15” of west Longitude and 12°43’ 02” of south Latitude (Santa Rita), 75°24’ 45” of west Longitude and 12°41’ 11” of south Latitude (Celeste No 3).

The claims are held by Rimpago Company Limited Peru S.A.C, who is a  party to this Agreement.

The two (2) subject claims cover an area of 1200 hectares and are named:

Code	Claims	Hectares	Holder	Location			Coordinates
				Department	Province	District	N°	Easting	Northing
1	Nueva Santa Rita	1000	Rimpango Company Limited Peru S.A.C.	Huancavelica	Huancavelica	Acobambilla	1 2 3 4 5 6	455000 458000 458000 454000 454000 455000	8596000 8595000 8593000 8593000 8594000 8594000
2	Celeste N° 3	200	Rimpango Company Limited Peru S.A.C.	Huancavelica	Huancavelica	Acobambilla	1 2 3 4	455000 456000 456000 455000	8599000 8599000 8597000 8597000
Code	Claims	Hectares	Holder	Location			Coordinates
				Department	Province	District	N°	Easting	Northing
1	Nueva Santa Rita	1000	Rimpango Company Limited Peru S.A.C.	Huancavelica	Huancavelica	Acobambilla	1 2 3 4 5 6	455000 458000 458000 454000 454000 455000	8596000 8595000 8593000 8593000 8594000 8594000
2	Celeste N° 3	200	Rimpango Company Limited Peru S.A.C.	Huancavelica	Huancavelica	Acobambilla	1 2 3 4	455000 456000 456000 455000	8599000 8599000 8597000 8597000

together the ("Claims").

The Claims are for metallic minerals giving the titleholder the right to explore and exploit metallic minerals within the bounds of the Claims; subject to the payment of the annual fees established by Peruvian Mining Law.

Mining Claims are map-registered using a grid system based on the PSAD56.  The vertices of the two (2) Mineral rights that comprise the Property are registered at the Instituto Geologico, Minero y Metalurgico (“INGEMMET”); and Superintendecncia Nacional de Registros Publicos (“SUNARP”).

SCHEDULE “B”

To an Agreement made as of October 30, 2010 by and between Hans Peter Flueck ,Coastal Pacific Mining Corp., and Rimpago Company Limited Peru S.A.C.

Operator

1.                      INTERPRETATION

1.01                      Terms defined in the Agreement shall, subject to any contrary intention, have the same meanings herein.  In this Schedule the following words, phrases and expressions shall have the following meanings:

(a)	“Agreement” means the Agreement to which this Schedule is attached.

(b)	“Program” means the work plan and budget of Mining Operations conducted during the Option Period and adopted pursuant to Section 4 of the Agreement.

(c)
“Costs” means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator after the date hereof in accordance with this Agreement and prior to the formation of the Joint Venture and shall include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established.

2.           OPERATOR

2.01                      The Optionor shall act as Operator and shall appoint Rimpago Company Limited Peru S.A.C,  which is and shall remain in good standing as a company incorporated pursuant to the laws of Peru, to undertake the operations as required under the operating agreement until such time as the Optionee has earned all of its interest pursuant to the Agreement to which this agreement is appended as schedule thereto.

2.02                      The party acting as Operator may resign as Operator on at least 90 days' notice to all the parties.

2.03                      Upon ceasing to be Operator, the former Operator shall forthwith deliver to the Optionee custody of all books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

3.           RIGHTS, DUTIES AND STATUS OF OPERATOR

3.01                      The Operator in its operations hereunder shall be deemed to be an independent contractor.  The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on behalf of any of the parties unless specifically permitted by this Agreement or directed in writing by a party.

3.02                      Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Optionee and in accordance with this Agreement.

3.03                      The Operator shall manage and carry out Mining Operations substantially in accordance with Programs adopted by the Optionee and in connection therewith shall, in advance if reasonably possible, notify the Optionee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Optionee so soon thereafter as is reasonably possible.

3.04                      The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur on behalf of the Optionee the Costs required for that purpose.  In so doing the Operator shall:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)	pay all Costs properly incurred promptly as and when due;

(c)
maintain books of account in accordance with the normal industry accounting procedure, and the judgment of the Operator as to matters related to the accounting shall govern if the Operator's accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada; and

(d)
perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, Territorial and municipal laws, by-laws, ordinances, rules and regulations.  The Operator shall also comply with all rules and regulations of the jurisdiction of Peru.

4.           EXPLORATION PROGRAMS

4.01                      The Operator shall prepare draft Programs for consideration by the Optionee.  Unless otherwise agreed to by the Optionee, each Program shall cover a calendar year.  The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Costs to be incurred and an estimate of the time when they will be incurred, and shall be delivered to the Optionee by no later than March 1st of each year to which the draft Program relates.  Each draft Program shall be accompanied by such reports and data as are reasonably necessary for the Optionee to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

4.02                      The Optionee shall review the draft Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Optionee deems necessary.  The Operator shall be entitled to an allowance for Cost overruns of 10 percent in addition to any budgeted Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

4.03                      The Operator shall be entitled to invoice the Optionee:

(a)	no more frequently than monthly, for the Costs incurred and paid by the Operator in carrying out a Program; or

(b)	not more than 120 days in advance of requirements, for an advance of the Costs estimated to be incurred and paid by the Operator in carrying out a Program or portion thereof.

Each invoice shall be signed by an officer of the Operator.  The Optionee shall pay to the Operator the amount invoiced within 20 days of receipt of the invoice.  If the Optionee protests the correctness of an invoice it shall nevertheless be required to make the payment, however it shall have the right to further dispute the payment subject to an independent review of the protest.

4.04           If the Optionee fails to pay an invoice within the 20-day period referred to in Section 4.03, the Optionee shall be deemed to have elected to terminate the Program then in effect, and accordingly, the Operator shall have no further obligations under this Agreement in respect of that Program.

4.05                      If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of Costs incurred prior to the suspension or premature termination shall be refunded within 30 days of the suspension or premature termination.  Unless approved by the Optionee, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 110 percent of any budgeted Costs.

4.06                      Unless otherwise directed by the Optionee, the Operator may suspend or terminate prematurely any Program, by delivering notice to that effect to the Optionee, when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.  The Optionee may suspend or terminate prematurely any Program at any time by delivering notice to that effect to the Operator. If any Program is terminated prematurely, the Operator shall, within 30 days of such termination, refund to the Optionee the amount by which the amounts advanced by the Optionee to the Operator on account of projected Costs exceeds the sum of such Costs and the amounts payable to the Operator under Section 5 of this Schedule.

4.07                      If the Operator fails to submit a draft Program by the date set out in this Agreement, the following shall apply:

(a)	the Operator shall not be entitled to submit a draft Program for the subject period;

(b)	the Optionee may submit a draft Program (the “Non-Operator's Program”) for the subject period for consideration by the Operator;

(c)	if the Operator elects to proceed with the Non-Operator's Program, it shall remain as the operator for the duration of the Non-Operator's Program; and

(d)
if the Operator elects not to proceed with the Non-Operator’s Program, it shall cease to be the Operator for the duration of the Non-Operator's Program, and the Optionee shall carry out the Non-Operator Program itself.

5.           OPERATOR'S FEE

5.01                      Except if Subsection 4.07(d) applies, the Optionee shall pay the Operator a fee for its services with respect to Programs as follows, which amount shall be paid promptly upon being invoiced:

(a)	10% for each individual contract which is not more than $100,000;

(b)	8% for each individual contract which exceeds $100,000;

(c)	10% of all other Costs not included in clauses 5.01(a) and 5.01(b).

6.           INFORMATION AND DATA

6.01                      While Programs are being carried out, the Operator shall use its best efforts to furnish the Optionee with monthly progress reports and with a final report within 90 days following the conclusion of each Program.  The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.

6.02                      All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation of any securities regulatory authority or stock exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of all the other parties to this Agreement, which consent shall not unreasonably be withheld.

6.03                      The text of any news releases or other public statements which a party intends to make with respect to the Property or this Agreement shall, to the extent practicable, be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

7.           LIABILITY OF THE OPERATOR

7.01                      Subject to Section 7.02, the Optionee shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

7.02                      Notwithstanding Section 7.01, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

7.03                      An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction of, or with the concurrence of, the Optionee; or

(b)	unilaterally and in good faith by the Operator to protect life or property shall be deemed not to be negligence or willful misconduct.

7.04                      The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

8.           AMI

8.01                      The area of interest shall comprise that area which is included within three (3) kilometers of the outermost boundary of the mineral properties which constitute the Property as outlined in Schedule “A” to the Agreement.

SCHEDULE D

JOINT VENTURE AGREEMENT

TABLE OF CONTENTS

                                                                                                                                          Page No.

THIS AGREEMENT made the________ day of __________________,20  .

BETWEEN:

Hans Peter Flueck, an individual having an address of 18912-121st Ave., Edmonton, Alberta, (facsimile: 780,454-0934);
(“Flueck”)

AND:

COASTAL PACIFIC MINING CORP., a Canadian corporation, of 927 Drury Ave N.E., Calgary, Alberta  T2E 0M3(facsimile : 403-313-5449)
 (“Coastal”)

1.	INTERPRETATION

1.1	In this Agreement the following words, phrases and expressions shall have the following meanings:

(a)	“Accounting Procedure” means the procedure attached to this Agreement as Appendix I.

(b)	“Affiliate” shall have the meaning attributed to it in the Canada Business Corporations Act, as amended.

(c)
“Assets” means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, land, buildings, and equipment but excluding the Property, acquired for or made to the Property under the Head Agreement or this Agreement in connection with the Mining Operations.

(d)
“Completion Date” means the date determined by the Management Committee on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of the Mine is complete and is the date on which commercial production commences.

(e)
“Construction” means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and Production Notice related thereto, as approved by the Management Committee.

(f)	“Construction Period” means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

(g)
“Costs” means, except as to Prior Exploration Costs, all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this Agreement and shall include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established.

Without limiting generality, the following categories of Costs shall have the following meanings:

(i)	“Construction Costs” means those Costs recorded by the Operator during the Construction Period, including, without limiting generality, the Operator’s fee contemplated in article 11;

(ii)	“Exploration Costs” means those Costs recorded by the Operator during the Exploration Period, including, without limiting generality, the Operator’s fee contemplated in article 11;

(iii)	“Mine Costs” means Construction Costs and Operating Costs;

(iv)	“Operating Costs” means those Costs recorded by the Operator subsequent to the Completion Date, including, without limiting generality, the Operator’s fee contemplated in article 11; and

(v)	“Prior Exploration Costs” means the deemed Expenditures of the parties under paragraph 7.9.

(h)	“Exploration Period” means the period beginning the Operative Date and ending the date a Production Notice is given and Construction Costs are fully committed.

(i)
“Feasibility Report” means a detailed report, in form and substance sufficient for presentation to arm’s length institutional lenders considering project financing, showing the feasibility of placing any part of the Property into commercial production as a Mine and shall include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(i)	a description of that part of the Property to be covered by the proposed Mine;

(ii)	the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

(iii)	the proposed procedure for development, mining and production;

(iv)	results of ore amenability treatment tests (if any);

(v)
the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(vi)
the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

(vii)	all environmental impact studies and costs of implementation;

(viii)	the period in which it is proposed the Property shall be brought to commercial production; and

(ix)
such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.

(j)	“Head Agreement” means the option agreement between Flueck and Coastal dated October 30, 2010;

(k)
“Interest” means an undivided beneficial percentage interest in the Property, the Assets and any Mine, calculated, during the Exploration Period, according to article 7 and subsequent to the Exploration Period according to article 10.

(l)	“Joint Operation” shall have the meaning attributed to it in paragraph 2.1.

(m)	“Management Committee” means the committee established pursuant to article 4.

(n)
“Mine” means the workings established and Assets acquired, including, without limiting generality, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into commercial production in accordance with the Production Notice.

(o)
“Minerals” means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and non-metallic, in, on or under the Property which may lawfully be explored for, mined and sold.

(p)	“Mining Operations” means every kind of work done by the Operator:

(i)	on or in respect of the Property in accordance with a Program or Production Notice or Operating Plan; or

(ii)
if not provided for in a Program or Production Notice or Operating Plan, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

(q)	“Operating Plan” means the annual plan of Mining Operations submitted pursuant to paragraph 14.2.

(r)	“Operative Date” means the date upon which this Agreement becomes effective.

(s)	“Operator” means the party appointed as the Operator in accordance with article 5.

(t)	“Participant” means a party that is contributing to Exploration Costs or Mine Costs, as the case may be.

(u)	“party” or “parties” means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

(v)	“Prime Rate” means the rate of interest stated by the The Federal Bank of New York, as being charged by it on United States Dollar demand loans to its most creditworthy domestic commercial customers.

(w)	“Production Notice” means a notice which is given to each of the parties pursuant to paragraph 9.2.

(x)	“Program” means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to paragraph 7.2.

(y)
“Property” means the mineral properties that become subject to this Agreement on the Operative Date, any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

(z)	“Proportionate Share” means that share which is equal to a party’s percentage Interest.

(aa)	“Simple Majority” means a decision made by the Management Committee by more than 50% percent of the votes represented and entitled to be cast at a meeting thereof.

(bb)	“Special Majority” means a decision made by the Management Committee by more than 50% percent of the votes represented and entitled to be cast at a meeting thereof.

(cc)	“$” means U.S. Dollars.

1.2
The words “article”, “paragraph”, “subparagraph”, “herein” and “hereunder” refer to this Agreement.  The words “this Agreement” include every Schedule or Appendix attached hereto but exclude the Head Agreement.

1.3	The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2.	FORMATION OF THE JOINT VENTURE

2.1
The parties hereby agree to associate and participate in a joint operation (herein called the “Joint Operation”) for the purpose of exploring the Property and, if deemed warranted, bringing the Property or a portion thereof into commercial production by establishing and operating a Mine.

2.2
Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Operation, without consulting any other party.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture or operation of any party and no party shall have any obligation to another party with respect to any opportunity to acquire any assets outside of the Property at any time, or within the Property after the termination of this Agreement.  Unless otherwise agreed in writing, no party shall have any obligation to mill, beneficiate or otherwise treat any Minerals or any other party’s share of Minerals in any facility owned or controlled by such party.

3.	INTERESTS

3.1
Except as otherwise provided herein, the parties shall bear all Costs and all liabilities arising under this Agreement  and shall own the Property, the Assets and any Mine all in proportion to their respective Interests.

3.2	On the Operative Date the respective Interests of the parties shall be as follows:

Hans Peter Flueck	50%
Coastal Pacific Mining Corp.	50%

4.	MANAGEMENT COMMITTEE

4.1
A Management Committee shall be established on or forthwith after the Operative Date.  Except as herein otherwise provided, the Management Committee shall make all decisions in respect of Mining Operations.

4.2
Each party owning an Interest shall forthwith appoint one representative and one alternate representative to the Management Committee.  The alternate representative may act for a party’s representative in his absence.

4.3	The Operator shall call a Management Committee meeting at least once every 6 (six) months, and, in any event within 30 days of being requested to do so by any representative.

4.4
The Operator shall give notice, specifying the time and place of, and the agenda for, the meeting to all representatives at least seven days before the time appointed for the meeting.  Unless otherwise agreed to by the Management Committee, all meetings of the Management Committee shall be held in Calgary, Alberta.  Each agenda for a meeting shall include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

4.5	Notice of a meeting shall not be required if representatives of all of the parties are present and unanimously agree upon the agenda.

4.6
A quorum for any Management Committee meeting shall be present if a representative of each of the parties holding an Interest is present.  If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder.  The Management Committee shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting.  If a quorum is not present within 30 minutes following the time appointed for the commencement of the Management Committee meeting, the meeting shall be automatically re-scheduled for the same time of day and at the same place five business days later, and the Operator shall be under no obligation to give any party notice thereof.  A quorum shall be deemed to be present at such re-scheduled meeting for all purposes under this Agreement if at least one representative is present, and a party or parties holding not less than 50% in Interest is or are represented.  A representative may attend and vote at a meeting of the Management Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

4.7
The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party’s Interest percentage.  Other than as is expressly set out herein to the contrary, the Management Committee shall make decisions by Simple Majority.  In the event of a tied vote, the chairman shall have a casting vote in addition to the votes to which the chairman is entitled to cast as the representative of a party.

4.8	The representative and alternate representative of the Operator shall be the chairman and secretary, respectively, of the Management Committee meeting.

4.9
The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies thereof to each representative within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting of the Management Committee.

4.10
The Management Committee may make decisions by obtaining the consent in writing of the representatives of all parties.  Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11	Management Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.12	Each party shall bear the expenses incurred by its representative and alternate representative in attending meetings of the Management Committee.

4.13
The Management Committee may, by agreement of the representatives of all the parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

4.14
Reference in this section to the “parties” shall apply during the Exploration Period.  After the date of a Production Notice this section shall be read as if the word “Participant” appeared wherever the word “party” appears.

5.	OPERATOR

5.1	Coastal shall act as Operator for so long as its Interest is 50% or more. If Coastal’s Interest is less than 50%, the Management Committee shall select a party, if it so consents, to be the Operator.

5.2	The party acting as Operator may resign as Operator on at least 90 days’ notice to all the parties.

5.3
The Management Committee may, by Special Majority (with the Operator not being entitled to vote on such resolution), remove the party acting as Operator, effective the date designated by the Management Committee if:

(a)
that party makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

(b)	a court order is entered without that party’s consent:

(i)	appointing a receiver or trustee for all or substantially all of its property; or

(ii)	approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors; or

(c)
the Operator is in default under this Agreement and fails to cure such default, or to commence bona fide curative measures, within 30 days of receiving notice of the default from a non-Operator, which notice of default, the Operator shall have the right to contest within 10 days of receipt of same;

(d)	the Operator fails to meet any of its obligations pursuant to paragraph 6.4; or

(e)	the Operator undergoes a change in “Control” (as hereinafter defined).

5.4
In paragraph 5.3, “Control” means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Operator through (i) the legal or beneficial ownership of voting securities; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise.

5.5
If a party resigns or is removed as Operator, the Management Committee (the representative of the former Operator not being entitled to vote on the resolution) shall thereupon select another party to become the Operator effective the date established by the Management Committee.

5.6
The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement.  The new Operator shall have no obligation to hire any employees of the former Operator resulting from this change of Operator.

5.7
Upon ceasing to be Operator, the former Operator shall forthwith deliver to the new Operator custody of all Assets, Property, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

5.8
If the Operator resigns or is removed and no other party consents to act as Operator, the Joint Operation shall be terminated and the party which was the Operator may, if it consents to act, continue to act as Operator to effect the termination and the other parties shall be obligated to fund their respective Proportionate Shares of the Costs incurred.

6.	RIGHTS, DUTIES AND STATUS OF OPERATOR

6.1
The Operator in its operations hereunder shall be deemed to be an independent contractor.  The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on behalf of any of the parties unless specifically permitted by this Agreement or directed in writing by a party.

6.2
Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

6.3
The Operator shall manage and carry out Mining Operations substantially in accordance with Programs, Feasibility Reports and Production Notices, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by the Management Committee and in connection therewith shall, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Management Committee so soon thereafter as is reasonably possible.

6.4
The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the Costs required for that purpose.  In so doing the Operator shall:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)	pay all Costs properly incurred promptly as and when due;

(c)
keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement, or builder’s or mechanic’s liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(d)
with the approval of the Management Committee prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e)
subject to paragraph 20.6, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting generality, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(f)
maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, shall govern if the Operator’s accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

(g)
perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, Territorial and municipal laws, by laws, ordinances, rules and regulations and this Agreement;

(h)	prepare and deliver the reports provided for in paragraph 21.2; and

(i)	have such additional duties and obligations as the Management Committee may from time to time determine.

7.	EXPLORATION PROGRAMS

7.1
The Operator shall prepare draft Programs for consideration by the Management Committee.  Unless otherwise agreed to by a Special Majority, each Program shall cover a calendar year.  The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Exploration Costs to be incurred and an estimate of the time when they will be incurred, and shall be delivered to each Participant by no later than 60 days prior to the period to which the draft Program relates. Each draft Program shall be accompanied by such reports and data as are reasonably necessary for each party to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

7.2
The Management Committee shall review the draft Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Management Committee deems necessary.  The Operator shall be entitled to an allowance for a Cost overrun of 15 percent in addition to any budgeted Exploration Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.3
The Operator shall forthwith submit the adopted Program to the parties.  Each party may, within 30 days of receipt of the Program, give notice to the Operator committing to contribute its Proportionate Share of the Exploration Costs for that Program.  A party which fails to give that notice within the 30 day period shall be deemed to have elected not to contribute to that Program.

7.4
If any party elected not to contribute to a Program, the amounts to be contributed by the parties who elected to contribute shall be increased pro rata, subject to the right of any of them to elect, prior to the commencement of the Program, not to contribute more than its Proportionate Share.  If one or more party so elects to contribute no more than its Proportionate Share and the other parties do not elect to contribute pro rata to the resulting shortfall, the Operator shall in good faith revise the Program and Budget such that the technical objectives of the original Program are retained to the extent that is reasonably practicable given the reduced contributions to Costs.  The Operator shall, within 15 days following the end of the 30-day period set out in paragraph 7.3, deliver to each party a copy of the said revised Program which, if the budget contemplates Costs of at least 80% of those contemplated in the original adopted Program, shall then be deemed for all purposes under this Agreement to be the adopted Program .  If the budget for the revised Program contemplates Costs of less than 80% of those contemplated in the original adopted Program, the revised Program shall be re-submitted to the Management Committee as a draft Program pursuant to paragraph 7.1, and the procedure set out in paragraph 7.1 to 7.4 inclusive shall be repeated.

7.5	The Operator shall be entitled to invoice each Participant:

(a)	no more frequently than monthly, for its Proportionate Share of Exploration Costs incurred and paid by the Operator in carrying out a Program; or

(b)
not more than 15 days in advance of requirements, for an advance of that Participant’s Proportionate Share of Exploration Costs estimated to be incurred and paid by the Operator in carrying out a Program.

Each invoice shall be signed by a financial officer of the Operator.  Each Participant shall pay to the Operator the amount invoiced within 15 days of receipt of the invoice.  If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.6
If any Participant, after having committed to contribute pursuant to paragraph 7.3, fails to pay an invoice within the 15-day period referred to in paragraph 7.5 the Operator may by notice demand payment.  If no payment is made within the period of 7 days next succeeding the receipt of the demand notice, that Participant shall be deemed to have forfeited its right to contribute to any further Costs under this Agreement and it shall be deemed to have elected not to contribute to each Program subsequently conducted and to any Production Notice, and accordingly, shall have its Interest reduced in the manner contemplated in paragraphs 7.9 and 10.2(b).

7.7
The Operator shall expend all monies advanced by a Participant ratably with the advances of the other Participants.  If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant’s Proportionate Share of Exploration Costs incurred prior to the suspension or premature termination shall be refunded within 60 days of the suspension or premature termination.

7.8
Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.  If any Program is altered, suspended or terminated prematurely so that the Exploration Costs incurred on that Program as altered, suspended or terminated are less than 80 percent of the Exploration Costs set out in the adopted Program, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Exploration Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice, but shall not be entitled to review the results of the Program until it has made full payment. If payment is not made by that party within the 30 days aforesaid it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.  If payment is made by that party within the 30 days as aforesaid, the Operator shall distribute the payment to the original Participants pro rata according to their respective contributions to the Program, and shall deliver to the new Participant copies of all data previously delivered to the other Participants with respect to that Program

7.9
If a party elected not to contribute to the Exploration Costs of any Program the Interest of that party shall be decreased and the Interest of each Participant contributing in excess of its Proportionate Share of the Exploration Costs shall be increased so that, subject to paragraph 7.10, at all times during the Exploration Period the Interest of each party will be that percentage which is equivalent to its Exploration Costs and Prior Exploration Costs expressed as a percentage of the Exploration Costs and Prior Exploration Costs of all parties.  Notwithstanding the foregoing but subject to paragraph 7.10 hereof, the party whose Interest has been reduced (other than a party who has forfeited the right to contribute pursuant to paragraph 7.6) shall be entitled to receive details of and to contribute to future Programs to the extent of its then Interest.  On the Operative Date, the parties’ respective Interests and Prior Exploration Costs shall be deemed to be as follows:

	Prior Exploration Costs	Interest
Flueck	$1,500,000	50%
Coastal	$1,500,000	50%

7.10
The application of paragraph 7.9 shall be limited to a reduction of the  Interest of any party to not less than 25% (the “Reduced Party”)  In the event that the costs as defined in 7.9 would reduce any party below 25% then those costs will be carried by the party contributing the costs (the “Contributing Party”) as a loan to the party who shall accrue interest at the prime interest rate based on the U.S. Prime Interest Rate of the Bank of New York plus 10%.  The Reduced Party shall  receive 50% of their allocated proceeds from production, less all costs of production, until the loan is paid in full. (For example:  If the Reduced Party is reduced to 25% then the Reduced Party shall receive 12.5% of the total proceeds from production less all costs and the Contributing Party shall receive 87.5% of the total proceeds from production of which 12.5% shall be applied against the loan to the Reduced Party.

7.11	If the Operator fails to submit a draft Program or a revised Program by the date set out in this Agreement, the following shall apply:

(a)	the Operator shall not be entitled to submit a draft Program or revised Program for the subject period;

(b)
any Participant other than the Operator whose Interest is not less than 50% may, within 30 days following the date by which the Operator’s draft Program or revised Program was due, submit a draft Program (the “Non-Operator’s Program”) for the subject period for consideration by the Management Committee;

(c)
the Management Committee shall review the Non-Operator’s Program and, if it deems fit (the Operator not being entitled to vote with respect thereto), adopt the Non-Operator’s Program with such modifications, if any, as the Management Committee deems necessary; the adopted Program shall then be submitted to the parties pursuant to paragraph 7.3;

(d)	If the Operator is a party and elects to contribute to the Non-Operator’s Program, it shall remain as the Operator for the duration of the Non-Operator’s Program.

(e)
if the Operator is a party and elects not to contribute to the Non-Operator’s Program, it shall cease to be the Operator for the duration of the Non-Operator’s Program, and the Management Committee shall appoint another party as Operator (the former Operator not being entitled to vote with respect thereto);

(f)	following the completion of the Non-Operator’s Program the former Operator shall, subject to the provisions of paragraph 5.1, automatically become the Operator.

8.	FEASIBILITY REPORT

8.1
Except as provided in paragraph 8.2, a Feasibility Report shall only be prepared with the approval of the Management Committee. The Operator shall provide copies of the completed Feasibility Report to each of the parties forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Operator from the immediately preceding Program and not contained in the Feasibility Report.

8.2
Notwithstanding the provisions of paragraph 8.1, if a party (the “Proponent”) is of the view that a Feasibility Report should be prepared, such party shall give notice thereof to the Operator and the Operator shall call a Management Committee meeting to consider the matter.  If the Management Committee fails to approve the preparation of the Feasibility Report supported by the Proponent, the Proponent may, either alone or with other parties, at its or their sole cost, prepare a Feasibility Report.  If such Feasibility Report indicates that production from the Property would be profitable to the Proponent, the Proponent shall deliver the Feasibility Report to the Operator who shall then call a Management Committee meeting to consider the Proponent’s Feasibility Report.  If the Management Committee adopts the Feasibility Report, the non-contributing parties may either pay the Proponent an amount equal to its of their respective proportionate costs of the preparation of the Feasibility Report, or shall suffer reduction of their respective Interests pursuant to paragraph 7.9.  Upon the adoption by the Management Committee of the Proponent’s Feasibility Report, it shall become a Feasibility Report for all purposes hereunder.

8.3
The parties shall meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing and bringing of a Mine into commercial production in conformity with the Feasibility Report is feasible or desirable.

9.	PRODUCTION NOTICE

9.1
The Operator shall call a Management Committee meeting to consider the Feasibility Report for a date no sooner than three months and no later than six months after the Feasibility Report was provided to each of the parties.

9.2
The Management Committee shall consider the Feasibility Report prepared and may by Special Majority, approve the Feasibility Report, with such modifications, if any, as it considers necessary or desirable, together with an estimate of Construction Costs.  If a Feasibility Report is approved as aforesaid the Management Committee shall forthwith cause a Production Notice to be given to each of the parties by the Operator stating that the Management Committee has approved that a Mine be established and brought into production in conformity with the Feasibility Report and estimated Construction Costs as so approved.

10.	ELECTION TO CONTRIBUTE

10.1
Each party with an Interest may, within 30 days of the receipt of the Production Notice, give the Operator notice committing to contribute its Proportionate Share of Construction Costs.  A party which fails to give that notice within the 30-day period shall be deemed to have elected not to contribute to Construction Costs.

10.2
If any party elects not to contribute to Construction Costs that party, subject to its rights under this agreement, they shall forfeit the right to contribute to any further Costs under this Agreement, and those parties which elected to contribute as aforesaid may thereupon elect to increase their contribution to Construction Costs, if more than one party then in proportion to their respective Interests, by the amount which any party has declined to contribute.  If elections are made so that Construction Costs are fully committed:

(a)
the Interest of each Participant shall be increased and that of each non Participant shall be decreased as Costs are incurred so that the Interest of each party at all times is that percentage which is equivalent to

(i)	the sum of its Exploration Costs, its Prior Exploration Costs and its contribution to Construction Costs;

divided by

(ii)	the sum of the total Exploration Costs, total Prior Exploration Costs and the total Construction Costs of all the parties;

multiplied by

(iii)	100;

(b)
then, at the Completion Date, each non-Participant shall be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests, and shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of royalty, subject to the terms of this agreement, that percent of the Net Proceeds of Production, as and when available, which is equivalent to the Interest, calculated at the Completion Date.

(c)	each Participant shall severally calculate and cause to be paid to each non-Participant any Net Proceeds of Production derived from the Property in the manner provided in Appendix II.

10.3
If, after the operation of paragraph 10.2, Construction Costs are not fully committed the Production Notice shall be deemed to be withdrawn, and shall not be resubmitted, either in the same or a revised form, for a period of at least six months following such withdrawal.

11.	OPERATOR’S FEE

11.1	The Operator may charge the following sums in return for its head office overhead functions which are not charged directly:

(a)	with respect to Programs:

(i)	10% for each individual contract which expressly includes an overhead charge by the party contracted;

(ii)	8% for each individual contract which exceeds $1,000,000 and is not subject to clause 11.01(a)(i) hereof;

(iii)	8% of all other Costs not included in clauses 11.01(a)(i) and 11.01(a)(ii).

(b)	with respect to Construction: 10% of all other such Costs;

(c)	subsequent to the Completion Date: 5% of all Operating Costs.

12.	MINE FINANCING

12.1	The contributions of the Participants toward the Mine Costs shall be individually and separately provided by them.

12.2
Any party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this subsection called the “Chargee”) shall hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement.  The Agreement between the party hereto, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this paragraph.

13.	CONSTRUCTION

13.1
Subject to paragraphs 10.2 and 10.3, the Management Committee shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given.  Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee, by Special Majority, deems necessary and advisable.

14.	OPERATION OF THE MINE

14.1	Commencing on the Completion Date, all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar year.

14.2
With the exception of the year in which the Completion Date occurs, an Operating Plan for each calendar year shall be submitted by the Operator to the Participants not later than November 1 in the year immediately preceding the calendar year to which the Operating Plan relates.  Each Operating Plan shall contain the following:

(a)	a description of the proposed Mining Operations;

(b)	a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c)	an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other products and by-products to be produced; and

(d)	such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Participant the Operator shall meet with that Participant to discuss the Operating Plan and shall provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.3
The Management Committee shall adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that the Management Committee, by Special Majority, may from time to time and any time amend any Operating Plan.

14.4
The Operator shall include in the estimate of Mine Costs referred to in subparagraph 14.2(b) hereof the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended.  Such continuing obligations are or will be incurred as a result of the Joint Operation and shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Operation which continue or arise after the permanent termination of Mining Operations and the termination of this Agreement and settlement of all accounts.  The payment of such continuing obligations shall be made on the basis of units of production, and shall be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring.  The Participants shall contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by the Management Committee).  The amount contributed from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

15.	PAYMENT OF MINE COSTS

15.1
The Operator may invoice each Participant, from time to time, for that Participant’s Proportionate Share of Construction Costs or Operating Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant’s Proportionate Share of the estimated cash disbursements to be made during the month.  Each Participant shall pay its Proportionate Share of the Construction Costs or Operating Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice.

 If the payment or advance requested is not so made, the amount of the payment or advance shall bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus 10% until paid.  The Operator shall have a lien on each Participant’s Interest in order to secure that payment or advance together with interest which has accrued thereon.

15.2
If any Participant fails to pay an invoice contemplated in paragraph 15.1 within the 30 day period aforesaid, the Operator may, by notice, demand payment.  If no payment is made within 30 days of the Operator’s demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by paragraph 15.1 by taking possession of all or any part of that Participant’s Interest.  The Operator may sell and dispose of the Interest which it has so taken into its possession by:

(a)
first offering that Interest to the other Participants, if more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b)
if the Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants being entitled to bid) at a time and on whatever terms the Operator shall arrange, having first given notice to the defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in subparagraph 15.2(b), the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Interest, shall deliver notice to that effect to the parties, in form acceptable to the Operator.  The proceeds of the sale shall be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, shall be paid to the defaulting Participant after deducting reasonable costs of the sale.  Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

16.	DISTRIBUTION IN KIND

16.1
It is expressly intended that, upon implementation of any Production Notice hereunder, the association of the parties hereto shall be limited to the efficient production of Minerals from the Property and related activities, and that each of the parties shall be entitled to use, dispose of or otherwise deal with its Proportionate Share of Minerals as it sees fit.  Each Participant shall take in kind, f.o.b. truck or railcar on the Property, and separately dispose of its Proportionate Share of the Minerals produced from the Mine.  From the time of delivery, each Participant shall have ownership of and title to its Proportionate Share of Minerals separate from, and not as tenant in common with, the other Participants, and shall bear all risk of loss of Minerals.  Extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions shall be paid by each Participant directly and not through the Operator or Management Committee.

16.2
Each Participant shall construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its Proportionate Share of the Minerals at the rate the same are produced.

16.3
If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator shall, at the sole cost and risk of that Participant store, in any location where it will not interfere with Mining Operations, the production owned by that Participant.  The Operator and the other parties shall be under no responsibility with respect thereto.  All of the Costs involved in arranging and providing storage shall be billed directly to, and be the sole responsibility of the Participant whose share of production is so stored.  The Operator’s charges for such assistance and any other related matters shall be billed directly to and be the sole responsibility of the Participant.  All such billings shall be subject to the provisions of paragraphs 15.1 and 15.2 hereof.

17.	SURRENDER OF INTEREST

17.1	Any party not in default hereunder may, at any time upon notice, surrender its entire Interest to the other parties by giving those parties notice of surrender.

The notice of surrender shall:

(a)	indicate a date for surrender not less than three months after the date on which the notice is given; and

(b)	contain an undertaking that the surrendering party will:

(i)	satisfy its Proportionate Share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii)
if the Operator has not included in Mine Costs the costs of continuing obligations as set out in paragraph 14.4 hereof, pay on the date of surrender its reasonably estimated Proportionate Share, based on the surrendering party’s then Interest, of the Costs of rehabilitating the Mine site and of reclamation based on the Mining Operations completed as at the date of surrender; and

(iii)	will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.

17.2
Upon the surrender of its entire Interest as contemplated in paragraph 17.1 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other parties from all claims and demands hereunder, the surrendering party shall be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.3
A party to whom a notice of surrender has been given as contemplated in paragraph 17.1 may elect, by notice within 90 days to the party which first gave the notice to accept the surrender, in which case paragraphs 17.1 and 17.2 shall apply, or to join in the surrender.  If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with article 18.

18.	TERMINATION OF MINING OPERATIONS

18.1
The Operator may, at any time subsequent to the Completion Date, on at least 180 days notice to all Participants, recommend that the Management Committee approve that the Mining Operations be suspended.  The Operator’s recommendation shall include a plan and budget (in this article 18 called the “Mine Maintenance Plan”), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred.  The Management Committee may, by Special Majority, at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator’s recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary.  The Participants shall be committed to contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan.  The Management Committee, by Special Majority, may cause Mining Operations to be resumed at any time.

18.2
The Operator may, at any time following a period of at least 180 days during which Mining Operations have been suspended, upon at least 90 days notice to all Participants, or in the events described in paragraph 18.1, recommend that the Management Committee approve the permanent termination of Mining Operations.  The Operator’s recommendation shall include a plan and budget (in this article 18 called the “Mine Closure Plan”), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Property, as required by applicable law, regulation or contract by reason of this Agreement.  The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator’s recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

18.3	If the Management Committee approves the Operator’s recommendation as aforesaid, it shall cause the Operator to:

(a)	implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;

(b)
remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)	sell, abandon or otherwise dispose of the Assets and the Property.

The disposal price for the Assets and the Property shall be the best price reasonably obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

18.4
If the Management Committee does not approve the Operator’s recommendation contemplated in paragraph 18.2, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to paragraph 18.1.

19.	THE PROPERTY

19.1
Title to the Property shall be held in the name of the Operator in trust for the parties in proportion to their respective Interests as adjusted from time to time.  Each of the parties shall have the right to receive, forthwith upon making demand therefor from the Operator, such documents as it may reasonably require to confirm its Interest.

19.2
This Agreement, or a memorandum of this Agreement, shall, upon the written request of any party, be recorded in the office of any governmental agency so requested, in order to give notice to third parties of the respective interests of the parties in the Property and this Agreement.  Each party hereby covenants and agrees with the requesting party to execute such documents as may be necessary to perfect such recording.

20.	AREA OF COMMON INTEREST

20.1
The area of common interest shall be deemed to comprise that area which is included within three kilometers of the outermost boundary of the mineral properties which constitute the Property as at the Operative Date.

20.2
If at any time during the subsistence of this Agreement any party or the Affiliate of any party (in this section only called in each case the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the area of interest referred to in subparagraph 20.1, the Acquiring Party shall forthwith give notice to the other parties of that staking or acquisition, the total cost thereof and all details in the possession of that party with respect to the details of the acquisition, the nature of the property and the known mineralization.

20.3
The Management Committee (the representative of the Acquiring Party not being entitled to vote with respect thereto) may, within 30 days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

20.4	If the election aforesaid is made, all the other parties shall reimburse the Acquiring Party for that portion of the cost of acquisition which is equivalent to their respective Interests.

20.5
If the Management Committee does not  make the election aforesaid within that period of 30 days, the right or interest acquired shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

20.6
Notwithstanding subparagraph 6.4(e), the Operator shall be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, or giving 60 days notice of its intention to do so to the other parties.  In this latter event, the parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, pro rata in accordance with their respective Interests, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in the Operator’s possession and relevant thereto.  Any part of the Property so acquired shall cease to be subject to this Agreement and shall not be subject to paragraph 20.2.  Any part of the Property which has not been so acquired by any of the parties shall remain subject to paragraph 20.2.

21.	INFORMATION AND DATA

21.1
At all times during the subsistence of this Agreement the duly authorized representatives of each Participant shall, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

21.2
During the Exploration Period while Programs are being carried out, the Operator shall furnish the Participants with monthly progress reports and with a final report within 90 days following the conclusion of each Program.  The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.  During the Construction Period and during the implementation of an Operating Plan the Operator shall provide monthly progress reports to the Participants, which report shall include information on any changes or developments affecting the Mine that the Operator considers are material.

21.3
All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, shall not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

21.4
The text of any news releases or other public statements which a party intends to make with respect to the Property or this Agreement shall, to the extent practicable, be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein.

22.	LIABILITY OF THE OPERATOR

22.1
Subject to paragraph 20.2, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

22.2
Notwithstanding paragraph 22.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

22.3	An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction of, or with the concurrence of, the Management Committee; or

(b)	unilaterally and in good faith by the Operator to protect life or property shall be deemed not to be negligence or willful misconduct.

22.4
The obligation of each party to indemnify and save the Operator harmless pursuant to paragraph 22.1 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

22.5
The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

23.	INSURANCE

23.1
Commencing on the Operative Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with such other insurance as any Participant may by notice reasonably request.  The Operator shall, upon the written request of any Participant, provide it with evidence of that insurance.

23.2	Paragraph 23.1 shall not preclude any party from placing, for its own account insurance for greater or other coverage than that placed by the Operator.

24.	RELATIONSHIP OF PARTIES

24.1
The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

24.2	Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any party any partnership duty, obligation or liability to any other party hereto.

24.3
No party shall, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property or this Agreement.

25.	PARTITION

25.1
Each of the parties hereto waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no party shall seek to be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

26.	TAXATION

26.1
All Costs incurred hereunder shall be for the account of the party or parties making or incurring the same, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

27.	FORCE MAJEURE

27.1
Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then, subject to paragraph 27.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

27.2
Any party hereto claiming suspension of its obligations as aforesaid shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof, and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.  The party claiming suspension of its obligations shall promptly notify the other parties when the cause of the Force Majeure has been removed.

27.3
The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing pursuant to sub-paragraphs 6.4(a) 6.04(a) and 6.4(e).

28.	NOTICE

28.1
All invoices, notices, consents and demands under this Agreement shall be in writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail to the address for each party specified in this Agreement or to such addresses as each party may from time to time specify by notice.  Any notice delivered or sent by fax shall be deemed to have been given and received on the business day next following the date of delivery or transmission.  Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice shall be effective only if actually delivered.

29.	WAIVER

29.1
No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

30.	AMENDMENTS

30.1
Except for those provisions, if any, of the Head Agreement specifically incorporated herein by reference, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  An amendment or variation of this Agreement shall only be binding upon a party if evidenced in writing executed by that party.

31.	TERM

31.1
Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring both a 95 percent Interest and a 95 percent interest in the Net Smelter Returns, the Joint  Operation and this Agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property.  Termination of this Agreement shall not, however, relieve any party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

32.	TIME OF ESSENCE

32.1	Time is of the essence of this Agreement.

33.	ASSIGNMENT - RIGHT OF FIRST REFUSAL

33.1	If a party (hereinafter in this paragraph referred to as the “Owner”):

(a)
receives a bona fide offer from an independent third party (the “Proposed Purchaser”) dealing at arm’s length with the Owner to purchase all or any part all of the Owner’s Interest or its interest in this Agreement (which for certainty shall include the Owner’s right to receive Net Smelter Returns, which offer the Owner desires to accept;

(b)	or if the Owner intends to sell all or any part of its Interest or its interest in this Agreement.

The Owner shall first offer (the “Offer”) such interest in writing to the other party upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Owner, as the case may be.  The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Owner, mean the person or persons to whom the Owner intends to offer its interest) and, if the offer received by the Owner from the Proposed Purchaser provides for any consideration payable to the Owner otherwise than in cash, the Offer shall include the Owner’s good faith estimate of the cash equivalent of the non-cash consideration.  If within a period of 30 days of the receipt of the Offer, the other party notifies the Owner in writing that it will accept the same, the Owner shall be bound to sell such interest to the other party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.  If the Offer so accepted by the other party contains the Owner’s good faith estimate of the cash equivalent consideration as aforesaid, and if the other party disagrees with the Owner’s best estimate, the other party shall so notify the Owner at the time of acceptance and the other party shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.  If the other party so notifies the Owner, the acceptance by the other party shall be effective and binding upon the Owner and the other party and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by the other party, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration.  The other party shall in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Owner being sold, the total purchase price which it specified in its notice to the Owner and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.  If the other party fails to notify the Owner before the expiration of the time limited therefor that it will purchase the interest offered, the Owner may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 30 days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 30 days.  Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the other party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

34.	SUCCESSORS AND ASSIGNS

34.1	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

35.	GOVERNING LAW

35.1	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

HANS PETER FLUECK Authorized Signatory

COASTAL PACIFIC MINING CORP. Authorized Signatory

This is Schedule D to an agreement made the 30th day of October, 2010 between HANS PETER FLUECK of the first part and COASTALPACIFIC MINING CORP. of the second part.

APPENDIX I

ACCOUNTING PROCEDURE

THIS IS APPENDIX I TO THAT CERTAIN AGREEMENT BETWEEN  HANS PETER FLUECK AND COASTALPACIFIC MINING CORP., MADE AS OF THE ________ DAY OF __________________, 20     .

INTERPRETATION

Terms defined in the Agreement shall, subject to any contrary intention, have the same meanings herein.

In this Appendix the following words, phrases and expressions shall have the following meanings:

“Agreement” means the Agreement to which this Accounting Procedure is attached as Appendix I.

“Count” means a physical inventory count.

“Employee” means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

“Employee Benefits” means the Operator’s cost of holiday, vacation, sickness, disability benefits, field bonuses, amounts paid to and the Operator’s costs of established plans for employee’s group life insurance, hospitalisation, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator’s cost experience.

“Field Offices” means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.

“Government Contributions” means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

“Joint Account” means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

“Material” means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality, more particularly “Controllable Material” means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations.

“Personnel” means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

“Reasonable Expenses” means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator’s usual expense account practice, as accepted by the Management Committee; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

“Supervision Offices” means the Operator’s offices or department within the Operator’s offices from which the Mining Operations are generally supervised.

STATEMENTS AND BILLINGS

The Operator shall, by invoice, charge each Participant with its Proportionate Share of Exploration Costs and Mine Costs in the manner provided in sections 7 and 15 of the Agreement respectively.

The Operator shall deliver, with each invoice rendered for Costs incurred a statement indicating:

all charges or credits to the Joint Account relating to Controllable Material ; and
all other charges and credits to the Joint Account summarised by appropriate classification indicative of the nature of the charges and credits.

The Operator shall deliver with each invoice for an advance of Costs a statement indicating:

the estimated Exploration Costs or, in the case of Mine Costs the estimated cash disbursements, to be made during the next succeeding month;
the addition thereto or subtraction therefrom, as the case may be, made in respect of Exploration Costs or Mine Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and
the advances made by each Participant to date and the Exploration Costs or Mine Costs incurred to the end of the penultimate month preceding the month of the invoice.

DIRECT CHARGES

The Operator shall charge the Joint Account with the following items:

Contractor’s Charges:

All costs directly relating to the Mining Operations incurred under contracts entered into by the Operator with third parties.

Labour Charges:

The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

the Reasonable Expenses of the Employees; and

Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

Office Maintenance:

The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Field Offices and the Supervision Offices.  The basis for charging the Joint Account for such maintenance costs shall be as follows:

the expense of maintaining and operating Field Offices, less any revenue therefrom; and
that portion of maintaining and operating the Supervision Offices which is equal to the anticipated total operating expenses of the Supervision Offices divided by
the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;
multiplied by
the actual total time spent on the Mining Operations by the Employee expressed in man days.

Without limiting generality, the anticipated total operating expenses of the Supervision Offices shall include:
the salaries and wages of the Operator’s Personnel which have been directly charged to the Supervision Offices;
the Reasonable Expense of the Personnel; and

Employee Benefits.

The Operator shall make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in clause 3.1(C)(B) of this Appendix I.

Material:

Material purchased or furnished by the Operator for use on the Property as provided under section 4 of this Appendix I.

Transportation Charges:

The cost of transporting Employees and Material necessary for the Mining Operations.

Service Charges:

The cost of services and utilities procured from outside sources other than services covered by paragraph 3.1(h).  The cost of consultant services shall not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

Use and service of equipment and facilities furnished by the Operator as provided in subsection 4.4 of this Appendix I.

Damages and Losses to Joint Property:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause.  If the damage or loss is estimated by the Operator to exceed $100,000, the Operator shall furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered.  The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

Legal Expense:

All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney’s fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge shall be made for the services of the Operator’s legal staff or the fees and expenses of outside solicitors.

Taxes:

All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties.

Insurance:

Net premiums paid for:such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and

such other policies of insurance as the Operator may carry for the protection of the parties in accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

Rentals:

Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Mining Operations.

Permits:

Permit costs, fees and other similar charges which are assessed by various governmental agencies.

Other Expenditures:

Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this subsection 3.1 of this Appendix I as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

PURCHASE OF MATERIAL

Subject to subsection 4.4 of this Appendix I the Operator shall purchase all Materials and procure all services required in the Mining Operations.

Materials purchased and services procured by the Operator directly for the Mining Operations shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

Notwithstanding the foregoing provisions of this section 4, the Operator, after having obtained the prior approval of the Management Committee, shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

DISPOSAL OF MATERIAL

The Operator, with the approval of the Management Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and conditions available.

Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date, which Material may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Property.  If the division to a Participant be in lieu, it shall be for such price and on such terms and conditions as the Management Committee may approve.

The net revenues received from the sale of any Material to third parties or to a Participant shall be credited to the Joint Account.

INVENTORIES

The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

The Operator shall perform Counts from time to time at reasonable intervals, and in any event at the end of each calendar year.  The independent external auditor of the Operator shall be given reasonable notice of each Count, and shall be given the opportunity to attend the Count.

Forthwith after performing a Count, the Operator shall reconcile the inventory with the Joint Account.

The Operator shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

ADJUSTMENTS

Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any calendar year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the calendar year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 3 months following the end of the calendar year to which the invoice or statement relates.

Notwithstanding subsections 7.1 and 7.2 of this Appendix I, the Operator may make adjustments to an invoice or statement which arise out of a Count of Material or Assets within 90 days of the completion of the Count.

A Participant shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in subsection 7.1 of this Appendix I has been prepared in accordance with this Agreement.

The time for giving the audit opinion contemplated in subsection 7.4 of this Appendix I shall not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in subsection 7.1 of this Appendix I.

The cost of the auditor’s opinion referred to in subsection 7.4 of this Appendix I shall be solely for the account of the Participant requesting the auditor’s opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.

Upon not less than 30 business days’ notice to the Operator, and no more frequently than twice during the currency of each Operating Plan, a Participant shall be entitled to inspect the Joint Account , at the location(s) where such records are normally kept.  All costs incurred in carrying out such inspection shall be borne by the Participant.  All disagreements or discrepancies identified by the Participant shall be referred to the independent external auditor for final resolution.

APPENDIX II

NET SMELTER RETURNS

THIS IS APPENDIX II TO THAT CERTAIN AGREEMENT BETWEEN HANS PETER FLUECK AND COASTALPACIFIC MINING CORP., MADE AS OF THE ________ DAY OF __________________, 20     .

1.           OBLIGATION

1.1
If any non-Participant becomes entitled to a royalty pursuant to subparagraph 10.2(b) of the Agreement, each Participant shall separately calculate, as at the end of each calendar quarter subsequent to the Completion Date, the Net Smelter Returns.

Each Participant shall within 60 days of the end of each calendar quarter, as and when any Net Smelter Returns are available for distribution:

severally pay or cause to be paid to each non-Participant that percentage of the Net Smelter Returns to which that non-Participant is entitled under paragraph 7.10 or subparagraph 10.2(b) of the Agreement;
deliver to each non-Participant a statement indicating the amount of Net Smelter Returns to which that non-Participant is entitled;

Nothing contained in the Agreement or this Appendix II shall be construed as:

imposing on a Participant any obligation with respect to the payments of royalty due hereunder to a non-Participant from any other Participant; or
conferring on any non-Participant any right to or interest in any Property or Assets except the right to receive royalty payments from each Participant as and when due.

The Participants agree that on the request of any non-Participant they will execute and deliver such documents as may be necessary to permit that non-Participant to record its royalty right against the Property.

2.	NET SMELTER RETURNS

“Net Smelter Returns” means the net amount of money received by a Participant for its own account from the sale of ore, or ore concentrates of other products from the Property to a smelter or other ore buyer after deduction of the total of the following:

smelter and/or refining charges;

government imposed production and ad valorem taxes (excluding taxes on income);

ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates;

any and all transportation and insurance costs which may be incurred in connection with the transportation of ore or concentrates; and

all umpire charges which the purchaser may be required to pay.

Payment of Net Smelter Returns by the Participant to the non-Participant shall be made quarterly within  days after the end of each fiscal quarter of the Participant and shall be accompanied by unaudited financial statements pertaining to the operations carried out on the Property.  Within 90 days after the end of each fiscal year of the Participant in which Net Smelter Returns are payable to the non-Participant, the records relating to the calculation of Net Smelter Returns for such year shall be audited by the Operator’s external independent auditor and any resulting adjustments in the payment of Net Smelter Returns payable to the non-Participant shall be made forthwith.  A copy of the said auditor’s report and accompanying financial information shall be delivered to the non-Participant within 30 days of the end of such 90-day period.

Each annual audit shall be final and not subject to adjustment unless the non-Participant delivers to the Participant written exceptions in reasonable detail within six months after the non-Participant receives the report.  The non-Participant, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Participant related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of the Participant.  The audit shall be conducted by a chartered or certified public accountant of recognized standing.  The Participant shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report.  A copy of the non-Participant’s report shall be delivered to the Participant upon completion, and any discrepancy between the amount actually paid by the Participant and the amount which should have been paid according to the non-Participant’s report shall be paid forthwith, one party to the other.  In the event that the said discrepancy is to the detriment of the non-Participant and exceeds 5% of the amount actually paid by the Participant, then the Participant shall pay the entire cost of the audit.

No error in accounting or in interpretation of the Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Participant under the terms of the Agreement.